Exhibit 10.28

AMENDMENT DATED DECEMBER 21, 2010

TO COAL MINING LEASE

THIS AMENDMENT, MADE AS OF December 21, 2010, amends that certain Coal Mining Lease, entered into the 29th day of July, 2005, by and between RGGS LAND & MINERALS, LTD., L.P., a Delaware limited liability partnership, hereinafter referred to as “RGGS” and SUGAR CAMP ENERGY, LLC, a Delaware limited liability company, hereinafter referred to as “Lessee”;

For valuable consideration, the receipt and sufficiency of which is hereby acknowledged by Lessor and Lessee, it is agreed that subparagraph (a) of Section 48, Security Protection, is amended to read as follows, with the underscored provisions being added by this amendment:

(a) Lessee shall provide RGGS with a standing irrevocable domestic Letter-of-Credit with a bank or banks acceptable to RGGS in an amount not less than Two Million Dollars ($2,000,000.00), including RGGS, its successors and assigns, as the sole beneficiary thereof. The duty to maintain a Letter-of-Credit shall be a continuing duty, and Lessee shall provide a renewed, extended or replacement Letter-of-Credit not later than thirty (30) days prior to the end of the term of any outstanding Letter-of-Credit. The failure to timely provide a renewed, extended or replacement letter of credit shall be cured by Lessee within five (5) days of notice by Lessor, without regard to any extended cure times allowed by Section 38.A(2).

IN WITNESS WHEREOF, the parties hereto have caused this Lease to be executed, in duplicate, by their duly authorized officers or representatives as of the day and year first above written.

RGGS LAND & MINERALS LTD., L.P.
By:	Gordy Oil Company, a Texas corporation
Its:	General Partner

By:	/s/ Russell D. Gordy
Russell D. Gordy, President

Date:	12/21/2010

SUGAR CAMP ENERGY, LLC
By:	Cline Resource and Development Company, Donald R. Holcomb
Its:	Manager

By:	/s/ Donald R. Holcomb

Date:	12-21-10